Exhibit 10.2

J. C. PENNEY COMPANY, INC. 2018 LONG-TERM INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD
NON-ASSOCIATE DIRECTOR ANNUAL GRANT

Name:

Restricted Stock Unit Grant
A restricted stock unit grant for [•] units was granted to you on [•]. Each restricted stock unit shall at all times be deemed to have a value equal to the then-current fair market value of one share of J. C. Penney Company, Inc. Common Stock of 50¢ par value (“Common Stock”). This grant is subject to all the terms, rules, and conditions of the J. C. Penney Company, Inc. 2018 Long-Term Incentive Plan (“Plan”). In the event of a change in capitalization of the Company or other similar event, the number of units shall be adjusted as provided in the Plan.

If the Company declares a dividend, you will be credited with a quarterly distribution of an amount equivalent to the dividend declared on Common Stock on the restricted stock units until such time as the units are converted to shares of Common Stock. Any such dividends shall be converted into a number of additional restricted stock units equal to the aggregate dividend which would have been paid with respect to the number of restricted stock units then credited to you under this grant divided by the closing price of the Common Stock on the New York Stock Exchange on the day on which such dividends are paid. Any such additional restricted stock units shall vest at the same time as the restricted stock units granted hereunder.

Payment Date
The Restricted Stock Units shall vest and the restrictions on your Restricted Stock Unit shall lapse on [VESTING DATE]. Your vested Restricted Stock Units shall be settled in shares of Common Stock on or as soon as practicable following the vesting date, but in no event later than 2½ months following the vesting date. You shall not be allowed to defer the payment of your shares of Common Stock to a later date. If you have a separation from Board service, prior to the vesting date, for any reason other than a Qualifying Termination as defined in the Plan, the restricted stock units will be forfeited. The beneficiary listed on your J. C. Penney Company, Inc. Beneficiary Designation Form will receive the vested shares upon separation due to death.

Taxes
At the time the Company issues to you, in cancellation of the restricted stock units, shares of Common Stock, the fair market value of the shares on the vesting date (the closing price of the Common Stock on the New York Stock Exchange, or if the Common Stock does not trade on such date, the closing price reported in the composite transaction table on the last trading date immediately preceding such date) multiplied by the number of vested shares will be reported to the Internal Revenue Service on a Form 1099. The fair market value is subject to Federal Income Tax and Social Security Self-Employment Tax.